Exhibit 99.3

IEA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with ‘‘Selected Historical Financial Information,’’ ‘‘Unaudited Pro Forma Combined Financial Information’’ and the accompanying financial statements and related notes included elsewhere in this Current Report on Form 8-K. The discussion below includes forward-looking statements about IEA’s business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Our actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled ‘‘Risk Factors’’ and ‘‘Cautionary Note Regarding Forward Looking Statements.’’

Throughout this section, unless otherwise noted, ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to IEA Services and its consolidated subsidiaries. Certain amounts in this section may not foot due to rounding.

Overview

We are a leading U.S. provider of infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries. Currently, we are primarily focused on the wind energy industry, where we specialize in providing complete engineering, procurement and construction (‘‘EPC’’) services throughout the U.S. We are one of three Tier 1 providers in the wind energy industry and have completed more than 190 wind and solar projects in 35 states. The services we provide include the design, site development, construction, installation and restoration of infrastructure. As of December 31, 2017, we believe that we have the #1 U.S. market share among EPCs for wind. We believe we have the ability to continue to grow our wind energy industry business as the industry grows and that we are well-positioned to leverage our expertise and relationships to provide infrastructure solutions in other areas, including the solar energy industry, the traditional power generation industry and civil infrastructure.

We intend to broaden our solar, power generation, and civil infrastructure capabilities and geographic presence and to expand the services we provide within our existing business areas. We expect that this growth will come through initiatives for organic growth and through acquisitions, as we deepen our capabilities and service offerings in our existing businesses, expand geographically, and enter new sectors that are synergistic with our existing capabilities and product offerings.

We believe that continuing demand for renewable energy production will help to drive organic growth over the coming years. Industry experts, including the U.S. Department of Energy, are predicting significant growth in renewable energy production capacity over the coming decade. We believe this growth will be driven by macroeconomic factors (including increasing demand for renewable energy from corporations and consumers), broad upgrades to existing transmission infrastructure, increasing proliferation of smart grid technology and the maturation of technologies and services within the renewable energy industry, including increased turbine and photovoltaic efficiencies, a coordinated global supply chain and improved equipment maintenance and reliability. We believe that we have positioned ourselves to expand our market share in renewable energy production (particularly in utility-scale solar power) and have developed in-house capabilities that will provide us with an opportunity to enhance our margins by expanding our self-perform capabilities and, as a result, reduce our use of subcontractors.

On March 26, 2018, the registrant consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, as amended by Amendment No. 1 thereto, dated November 15, 2017, Amendment No. 2 thereto, dated December 27, 2017, Amendment No. 3 thereto, dated January 9, 2018, Amendment No. 4 thereto, dated February 7, 2018, and Amendment No. 5 thereto, dated March 9, 2018 (the “Merger Agreement”), by and among Infrastructure and Energy Alternatives, Inc. (f/k/a M III Acquisition Corp.), a Delaware corporation (the “registrant”), IEA Energy Services LLC, a Delaware limited liability company (“IEA Services”), Wind Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub I”), Wind Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the registrant (“Merger Sub II”), Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“Seller”), Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“Oaktree”), solely in its capacity as the Seller’s representative and, solely for purposes of certain sections therein, M III Sponsor I LLC, a Delaware limited liability company, and M III Sponsor I LP, a Delaware limited partnership, which provided for, among other things, the merger of Merger Sub I with and into IEA Services with IEA Services surviving such merger and, immediately thereafter, merging with and into Merger Sub II with Merger Sub II surviving such merger as an indirect, wholly-owned subsidiary of the registrant and, the issuances in connection therewith of shares of the registrant’s common stock, par value $0.0001 per share, and shares of the registrant’s Series A preferred stock, par value $0.0001 per share (together with the other transactions contemplated by the Merger Agreement, the “Business Combination”).

Economic, Industry and Market Factors

We closely monitor the effects that changes in economic and market conditions may have on our customers. General economic and market conditions can negatively affect demand for our customers’ products and services, which can lead to reductions in our customers’ capital and maintenance budgets in certain end-markets. In the face of increased pricing pressure, we strive to maintain our profit margins through productivity improvements and cost reduction programs. Other market, regulatory and industry factors could also affect demand for our services, such as:

•        changes to our customers’ capital spending plans;

•        mergers and acquisitions among the customers we serve;

•        access to capital for customers in the industries we serve;

•        new or changing regulatory requirements or other governmental policy uncertainty;

•        economic, market or political developments; and

•        changes in technology, tax and other incentives.

While we actively monitor economic, industry and market factors that could affect our business, we cannot predict the effect that changes in such factors may have on our future results of operations, liquidity and cash flows, and we may be unable to fully mitigate, or benefit from, such changes.

Impact of Seasonality and Cyclical Nature of Business

Our revenue and results of operations can be subject to seasonal and other variations. These variations are influenced by weather, customer spending patterns, bidding seasons, fiscal year-ends, project schedules and timing, in particular, for large non-recurring projects and holidays. Typically, our revenue is lowest in the first quarter of the year because cold, snowy or wet conditions experienced in the northern climates are not conducive to efficient or safe construction practices. Revenue in the second quarter is typically higher than in the first quarter, as some projects begin, but continued cold and wet weather and effects from thawing ground conditions can often impact second quarter productivity. The third and fourth quarters are typically the most productive quarters of the year, as a greater number of projects are underway, and weather is normally more accommodating to construction projects. In the fourth quarter, many projects tend to be completed by customers seeking to spend their capital budgets before the end of the year, which generally has a positive impact on our revenue. Nevertheless, the holiday season and inclement weather can cause delays, which can reduce revenue and increase costs on affected projects. Any quarter may be positively or negatively affected by adverse or unusual weather patterns, including from excessive rainfall, warm winter weather or natural catastrophes such as hurricanes or other severe weather, making it difficult to predict quarterly revenue and margin variations.

Our industry is also highly cyclical. Fluctuations in end-user demand within the industries we serve, or in the supply of services within those industries, can impact demand for our services. As a result, our business may be adversely affected by industry declines or by delays in new projects. Variations in project schedules or unanticipated changes in project schedules, in particular, in connection with large construction and installation projects, can create fluctuations in revenue, which may adversely affect us in a given period, even if not in total. In addition, revenue from master service agreements, while generally predictable, can be subject to volatility. The financial condition of our customers and their access to capital, variations in project margins, regional, national and global economic, political and market conditions, regulatory or environmental influences, and acquisitions, dispositions or strategic investments can also materially affect quarterly results. Accordingly, our operating results in any particular period may not be indicative of the results that can be expected for any other period.

Understanding our Operating Results

Revenue

We provide engineering, building, installation, maintenance and upgrade services to our customers. We derive revenue from projects performed under fixed price contracts and other service agreements for specific projects or jobs requiring the construction and installation of an entire infrastructure system or specified units within an entire infrastructure system. We recognize a significant portion of our revenue based on the percentage-of-completion method. See ‘‘—Critical Accounting Estimates—Revenue Recognition for Percentage-of-Completion Projects.’’

Cost of Revenue

Cost of revenue, consists principally of: salaries, wages and employee benefits; subcontracted services; equipment rentals and repairs; fuel and other equipment expenses, including allocated depreciation and amortization expense; material costs, parts and supplies; insurance; and facilities expenses. Project profit is calculated by subtracting a project’s cost of revenue, including project-related depreciation, from project revenue. Project profitability and corresponding project margins will be reduced if actual costs to complete a project exceed our estimates on fixed price and installation/ construction service agreements. Estimated losses on contracts are recognized immediately when estimated costs to complete a project exceed the remaining revenue to be received over the remainder of the contract. Various factors, some controllable and some not, can impact our margins on a quarterly or annual basis, including:

•        Seasonality and Geographical Factors. Seasonal patterns can have a significant impact on project margins. Generally, business is slower at the beginning of the year. Adverse or favorable weather conditions can impact project margins in a given period. For example, extended periods of rain or snowfall can negatively impact revenue and project margins as a result of reduced productivity from projects being delayed or temporarily halted. Conversely, in periods when weather remains dry and temperatures are accommodating, more work can be done, sometimes with less cost, which can favorably impact project margins. In addition, the mix of business conducted in different geographic areas can affect project margins due to the particular characteristics associated with the physical locations where the work is being performed, such as mountainous or rocky terrain versus open terrain. Site conditions, including unforeseen underground conditions, can also impact project margins.

•        Revenue Mix.  The mix of revenues derived from the industries we serve and the types of services we provide within an industry will impact margins, as certain industries and services provide higher margin opportunities. Additionally, changes in our customers’ spending patterns in any of the industries we serve can cause an imbalance in supply and demand and, therefore, affect margins and mix of revenues by industry served.

•        Performance Risk. Overall project margins may fluctuate due to work volume, project pricing and job productivity. Job productivity can be impacted by quality of the work crew and equipment, availability of skilled labor, environmental or regulatory factors, customer decisions and crew productivity. Crew productivity can be influenced by weather conditions and job terrain, such as whether project work is in a right of way that is open or one that is obstructed (either by physical obstructions or legal encumbrances).

•        Subcontracted Resources. Our use of subcontracted resources in a given period is dependent upon activity levels and the amount and location of existing in-house resources and capacity. Project margins on subcontracted work can vary from project margins on self-perform work. As a result, changes in the mix of subcontracted resources versus self-perform work can impact our overall project margins.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist principally of compensation and benefit expenses, travel expenses and related costs for our finance, benefits and risk management, legal, facilities, information services and executive personnel. Selling, general and administrative expenses also include outside professional and accounting fees, expenses associated with information technology used in administration of the business and various forms of insurance.

Interest Expense, Net

Interest expense, net, consists of contractual interest expense on outstanding debt obligations, amortization of deferred financing costs and other interest expense, including interest expense related to financing arrangements, with all such expenses net of interest income.

Restructuring Expense

Restructuring expense consist of expenses associated with our decision to simplify the business in 2014 by focusing on our U.S.-based wind, solar and heavy civil operations. The costs are related to the restructuring expenses for employees who were terminated as a result of the abandonment of the Canadian solar operations of H.B. White.

Discontinued Operations

Discontinued operations consist of expenses associated with the complete abandonment of our Canadian operations. We effectively completed all significant projects in Canada, and reduced or redeployed substantially all of our Canadian resources, facilities and equipment as of July 2016.

Critical Accounting Estimates

This management’s discussion and analysis of our financial condition and results of operations is based upon IEA’s audited consolidated financial statements included in this Current Report on Form-8-K as Exhibit 99.4, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires the use of estimates and assumptions that affect the amounts reported in our consolidated financial statements and the accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Given that management estimates, by their nature, involve judgments regarding future uncertainties, actual results may differ from these estimates if conditions change or if certain key assumptions used in making these estimates ultimately prove to be inaccurate. For discussion of all of our significant accounting policies, see Note 2—Summary of Significant Accounting Policies in the notes to IEA’s audited consolidated financial statements, included in this Current Report on Form 8-K as Exhibit 99.4.

We believe that the accounting policies described below are the most critical in the preparation of our consolidated financial statements, as they are important to the portrayal of our financial condition and require significant or complex judgment and estimates on the part of management.

Revenue Recognition for Percentage-of-Completion Projects

Revenue from fixed price contracts provides for a fixed amount of revenue for the entire project, subject to certain additions for changed scope or specifications. We recognize revenue from these contracts, as well as for certain projects pursuant to master and other service agreements, using the percentage-of-completion method. Under this method, the percentage of revenue to be recognized for a given project is measured by the percentage of costs incurred to date on the contract to the total estimated costs for the contract. The estimation process for revenue recognized under the percentage-of-completion method is based on the professional knowledge and experience of our project managers, engineers and financial professionals. Our management reviews the estimates of contract revenue and costs on an ongoing basis. Changes in job performance, job conditions and management’s assessment of expected settlements of disputes related to contract price adjustments are factors that influence estimates of total contract value and total costs to complete those contracts and, therefore, our profit recognition. Changes in these factors may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined, which could materially affect our results of operations in the period in which such changes are recognized. Provisions for losses on uncompleted contracts are made in the period in which such losses are determined to be probable and the amount can be reasonably estimated. The substantial majority of fixed price contracts are completed within one year.

We may incur costs subject to change orders, whether approved or unapproved by the customer, and/or claims related to certain contracts. We determine the probability that such costs will be recovered based upon engineering studies and legal opinions, past practices with the customer, specific discussions, correspondence or preliminary negotiations with the customer. We treat project costs as a cost of contract performance in the period incurred if it is not probable that the costs will be recovered, or we defer the cost and/or recognize revenue up to the amount of the related cost if it is probable that the contract price will be adjusted and can be reliably estimated. We had change orders and/or claims that had been included as contract price adjustments on certain contracts that were in the process of being resolved in the normal course of business, including through negotiation, arbitration and other proceedings. These contract price adjustments, which are included within costs and earnings in excess of billings or billed accounts receivable, as appropriate, represent management’s best estimate of contract revenue that has been or will be earned and that we believe is probable of collection. We actively engage in substantive meetings with these customers to complete the final approval process, and generally expect these processes to be completed within one year. The amounts ultimately realized upon final acceptance by our customers could be higher or lower than such estimated amounts.

Valuation of Goodwill and Intangible Assets

We have goodwill and certain intangible assets that have been recorded in connection with our acquisitions of businesses. Goodwill and intangible assets are tested for impairment at least annually. We perform our annual impairment tests of goodwill and intangible assets during the fourth quarter of each year, and we monitor goodwill and intangible assets for potential impairment triggers on a quarterly basis. Under applicable guidance, any impairment charges are required to be recorded as operating expenses. We did not to record any goodwill with respect to the Business Combination because the transaction will be accounted for as a reverse recapitalization.

We performed a qualitative assessment for our goodwill and intangible assets by examining relevant events and circumstances that could influence their fair values, such as: macroeconomic conditions, industry and market conditions, entity-specific events, financial performance and other relevant factors or events that could affect earnings and cash flows.

We believe that the recorded balances of goodwill and intangible assets are recoverable; however, goodwill and intangible assets may be impaired in future periods. Significant changes in the assumptions or estimates used in our impairment analyses, such as a reduction in profitability and/or cash flows, could result in additional non-cash goodwill and intangible asset impairment charges and materially affect our operating results.

Self-Insurance

We are self-insured up to the amount of our deductible for our insurance policies. Liabilities under our insurance programs are accrued based upon our estimate of the ultimate liability for claims, with assistance from third-party actuaries. The determination of such claims and the related liability is reviewed and updated quarterly, but these insurance liabilities are difficult to assess and estimate due to unknown factors, including the severity of an injury, the determination of our liability relative to other parties. Accruals are based upon known facts and historical trends. Although we believe such accruals are currently adequate, a change in experience or actuarial assumptions could materially affect our results of operations in a particular period.

Litigation and Contingencies

Accruals for litigation and contingencies are based on our assessment, including advice of legal counsel, of the expected outcome of litigation or other dispute resolution proceedings and/or the expected resolution of contingencies. Significant judgment is required in both the determination of probability of loss and the determination as to whether the amount is reasonably estimable. As additional information becomes available, we reassess potential liabilities related to pending claims and litigation and may revise previous estimates, which could materially affect our results of operations in a given period.

Business Strategy

•       Continue to develop strong relationships with our wind and solar partners — We have strong, long-term relationship with each of our partners and have historically worked together with them to meet their renewable energy needs.  Historically, we have provided safe, reliable, and cost-efficient solutions for our partners.  We remain focused on anticipating and continuing to assist our partners with their business strategies.

•       Continue to expand self-performing capabilities — We intend to continue to evaluate specific job functions within the construction process to complete in-house.  These services included but are not limited to electrical, mechanical, concrete and foundation and service road design.  This will allow the Company to retain margin, while better controlling safety and scheduling of projects

•       Continue to build our solar and civil, industrial & power market share — We plan to expand the Company’s footprint in the solar and civil, industrial & power markets by leveraging our years of experience coupled with our ability to cross-sell these services with our wind customers.  There is tremendous growth in these two markets and we believe based on our reputation in the industry we can capitalize on future opportunities

•       Continue to evaluate strategic mergers and acquisitions — We are actively pursuing future endeavors that would enhance the Company’s ability to diversify project work and accelerate market share of other areas of the business.

Results of Operations

This section includes a summary of our historical results of operations, followed by detailed comparisons of our results for the years ended December 31, 2017, 2016 and 2015. We have derived this data from our consolidated financial statements included in this Current Report on Form 8-K as Exhibit 99.4.

The following table reflects our consolidated results of operations in dollar and percentage of revenue terms for the periods indicated (dollar amounts in thousands).

	For the year ended December 31,
	2017		2016		2015
Revenue	$454,949	100.0%	$602,665	100.0%	$204,640	100.0%
Cost of revenue	388,928	85.5%	517,419	85.9%	184,850	90.3%
Gross profit	66,021	14.5%	85,246	14.1%	19,790	9.7%
Selling, general and administrative expenses	33,543	7.4%	30,705	5.1%	27,169	13.3%
Restructuring expenses	—	0.0%	—	0.0%	1,528	0.7%
Income (loss) from operations	32,478	7.1%	54,541	9.0%	(8,907)	-4.4%
Interest expense, net	(2,201)	-0.5%	(516)	-0.1%	(557)	-0.3%
Other income	111	0.0%	213	0.0%	874	0.4%
Income (loss) from continuing operations before income taxes	30,388	6.7%	54,238	9.0%	(8,590)	-4.2%
Benefit (provision) for income taxes	(13,863)	-3.0%	10,213	1.7%	(106)	-0.1%
Net income (loss) from continuing operations	16,525	3.6%	64,451	10.7%	(8,696)	-4.2%
Net income (loss) from discontinued operations	—	0.0%	1,087	0.2%	(19,487)	-9.5%
Net income (loss)	$16,525	3.6%	$65,538	10.9%	$(28,183)	-13.8%

The following discussion and analysis of our results of operations should be read in conjunction with our consolidated financial statements and the notes relating thereto, included in this Current Report on Form 8-K as Exhibit 99.4.

Comparison of Years Ended December 31, 2017 and 2016

Revenue.    For the year ended December 31, 2017, consolidated revenue decreased to $454.9 million from $602.7 million, a decrease of approximately $147.8 million, or 24.5%, as compared with the prior year. In 2016, a refocus on U.S. wind energy construction, as well as a pull forward of volume in anticipation of a decline in tax credits in 2017, resulted in higher revenue in 2016 and caused a slow-down in projects in 2017.  Ultimately, the tax credits were extended in 2017, so we expect a favorable impact on the U.S. wind energy construction market in 2018, as project development activities conclude, and projects go into construction.  In addition, revenue in the fourth quarter of 2017 was negatively impacted by uncertainty caused by the legislative process for enacting the 2017 Tax Act, which caused some participants in the renewable energy industry to delay new development projects until the ultimate terms of 2017 Tax Act could be evaluated.  We estimate that approximately $28.0 million of revenue that would have been received in the fourth quarter of 2017 will instead be realized in 2018.

Cost of revenue.    Cost of revenue was $388.9 million, or 85.5% of revenue, for the year ended December 31, 2017, as compared to $517.4 million, or 85.9% of revenue, over the same period in 2016, for a decrease of approximately $128.5 million or 24.8%. The decrease in the dollar amount cost of revenue was primarily driven by decreased project activity. We were able to achieve a slight reduction in our cost of revenue percentage primarily through our continued focus on operating efficiency.

Gross profit.   Gross profit decreased by $19.2 million, or 22.6%, to $66.0 million for the year ended December 31, 2017, as compared to $85.2 million over the same period in 2016. The decrease in 2017 gross profit was due to decreased project activity relative to the prior year.  A refocus on core U.S. operations and strengthened project controls in 2016 carried over to 2017 allowing us to maintain gross profit as a percentage of revenue of 14.5%, as compared to 14.1% in 2016.

Selling, general and administrative expenses.   Selling, general and administrative expenses were $33.5 million, or 7.4% of revenue for the year ended December 31, 2017, as compared to $30.7 million, or 5.1% of revenue over the same period in 2016, an increase of $2.8 million, or 9.1%. The increase in selling, general and administrative expenses was primarily driven by an increase to diversification selling, general and administrative expenses related to our recent initiatives to grow our solar and transmission businesses of $3.8 million as well as $3.8 million consulting fees and professional expenses, offset by a decrease in payments of employee incentives.

Interest expense, net.    Interest expense, net of interest income, was $2.2 million for the year ended December 31, 2017 as compared to $0.5 million for the same period in 2016. This increase was primarily driven by a significant increase in equipment financed under capital leases.

Other income.    Other income was $0.1 million for the year ended December 31, 2017, as compared to $0.2 million for the same period in 2016. The decrease in other income was primarily driven by lower gains on the sale of assets in the current year.

Benefit (provision) for income taxes.    Income tax provision was $13.9 million for the year ended December 31, 2017 as compared with a tax benefit of $10.2 million for the year ended December 31, 2016, an increase of approximately $24.1 million. The increase in provision for income taxes was primarily driven by the release of the valuation allowance during 2016.

Net income (loss) from discontinued operations.    Net loss from discontinued operations was $1.1 million for the year ended December 31, 2016 and related to the wind down of our Canadian operations that concluded in 2016.

Comparison of Years Ended December 31, 2016 and 2015

Revenue.    For the year ended December 31, 2016, consolidated revenue increased to $602.7 million from $204.6 million, an increase of approximately $398.0 million, or 194.5%, as compared with the prior year. In 2015, we completed our final project in Canada. With the wind-down of Canadian operations and favorable market conditions in the U.S. wind energy market, we refocused the business on the U.S. wind energy construction market, and in addition, there was a pull-forward in volume in 2016 in anticipation of a decline in tax credits in 2017. As a result, our revenue increased significantly in 2016.

Cost of revenue.    Cost of revenue was $517.4 million, or 85.9% of revenue, for the year ended December 31, 2016, as compared to $184.9 million, or 90.3% of revenue, over the same period in 2015, for an increase of approximately $332.6 million or 179.9%. The increase in the dollar amount cost of revenue was primarily driven by increased project activity. The decrease in the cost of revenue percentage was primarily due to our continued focus on improving efficiency within our operations.

Gross profit.   Gross profit increased by $65.5 million, or 330.8%, to $85.2 million for the year ended December 31, 2016, as compared to $19.8 million over the same period in 2015. The increase in gross profit was due to improved efficiency and profitability in our execution of projects, coupled with an increased margin profile based on tighter project controls and a refocus on core U.S. operations implemented by the new management team.

Selling, general and administrative expenses.   Selling, general and administrative expenses were $30.7 million, or 5.1% of revenue for the year ended December 31, 2016,

as compared to $27.2 million, or 13.3% of revenue over the same period in 2015, an increase of approximately $3.5 million, or 12.9%. The increase in the dollar amount selling, general and administrative expense was primarily driven by an increase to employee incentives and benefits related to significantly more wind energy projects in the U.S. The decrease in selling, general and administrative expenses as a percentage of revenue was primarily due to our continued cost containment and efficiency efforts.

Restructuring expenses.    Restructuring expenses were $1.5 million for the year ended December 31, 2015, related to expenses for simplifying the business strategy from 2014 to 2016.

Interest expense, net.    Interest expense, net of interest income, was $0.5 million for the year ended December 31, 2016 as compared to $0.6 million for the same period in 2015.

Other income.    Other income was $0.2 million for the year ended December 31, 2016, as compared to $0.9 million for the same period in 2015. The decrease in other income was primarily driven by lower gains on the sale of assets in the current year.

Benefit (provision) for income taxes.    Income tax benefit was $10.2 million for the year ended December 31, 2016 as compared with a tax provision of $0.1 million in 2015, a decrease of approximately $10.3 million. This decrease in provision for income taxes was primarily driven by the increase in tax provision of $18.7 million caused by positive taxable earnings, $1.9 million related to state taxes, $0.4 of other minor adjustments, and offset by a $31.1 million release of the valuation allowance at the end of December 31, 2016.

Net income (loss) from discontinued operations.    Income from discontinued operations was $1.1 million for the year ended December 31, 2016 as compared to loss from discontinued operations of $19.5 million for the same period in 2015. We started reducing our Canadian operations in 2014, and the change was primarily related to the wind down of operations from 2016 compared to 2015.

Non-U.S. GAAP Financial Measures

We define EBITDA from continuing operations as net income (loss) from continuing operations, determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as net income (loss) from continuing operations plus depreciation and amortization, interest expense, provision (benefit) for income taxes, restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non- recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as capital expenditures and related depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. You should read this discussion and analysis of our financial condition and results of operations together with the condensed consolidated financial statements and the related notes thereto also included within.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	For the year ended December 31,
(in thousands)	2017	2016	2015

Net income (loss)	$16,525	$65,538	$(28,183)
Net loss (income) from discontinued operations	—	(1,087)	19,487
Net income (loss) from continuing operations	$16,525	$64,451	$(8,696)
Interest expense, net	2,201	516	557
Provision (benefit) for income taxes	13,863	(10,213)	106
Depreciation and amortization	5,044	3,433	3,446
EBITDA—Continuing operations	$37,633	$58,187	$(4,587)
Restructuring expense(1)	—	—	1,528
Diversification SG&A(2)	3,825	—	—
Credit support fee(3)	1,535	2,340	1,961
Canadian wind-down bonus expense(4)	—	2,000	—
Consulting fees & expense(5)	4,799	1,015	752
Non-cash stock compensation expenses(6)	53	161	93
Sale costs(7)	—	—	25
Full year impact of 2017 capital leasing program(8)	4,700	—	—
Adjusted EBITDA	$52,545	$63,703	$(228)

(1)              Restructuring expenses—represent severance expense for employees who were terminated as a result of the abandonment of IEA’s Canadian solar operations.

(2)              Diversification selling, general and administrative—reflects the costs, including recruiting, compensation and benefits for additional personnel, associated with IEA beginning to expand into electrical transmission work and corresponding services, which were historically subcontracted to third parties, U.S. utility scale solar, and heavy civil infrastructure. These costs currently do not have corresponding revenue, but management anticipates revenue in fiscal 2018.

(3)              Credit support fees—reflect payments to Oaktree for its guarantee of certain borrowings, which guarantees are not expected to continue post-combination.

(4)              Canadian wind-down bonus expense—reflects an adjustment for bonus payments to our executive leadership team made in fiscal 2016 as a result of the successful wind down of IEA’s Canadian solar operations.

(5)              Consulting fees and expenses—in 2015 and 2016, represents consulting fees and expenses related to the wind down of IEA’s Canadian operations and, in 2017, represents consulting and professional fees and expenses in connection with the proposed Business Combination.

(6)              Non-cash stock compensation expenses—represents non-cash stock compensation expense.

(7)              Sale costs—removal of the third-party expense related to a potential sale of IEA.

(8)              Full year impact of 2017 capital leasing program—reflects the annualization of the EBITDA effects of the capital leasing program for cranes and yellow iron, which was implemented during 2017, consisting of (i) a $1.7 million positive adjustment due to the elimination of cost of goods sold attributable to operating lease payments, (ii) $1.6 million in reduction in cost of goods due to estimated operational efficiencies resulting from the program, and (iii) $1.4 million, representing a pro rata portion of the estimated gain due to estimated future residual value exceeding depreciated carrying value on the sale of the leased assets following the 48 month term of the lease.

Liquidity and Capital Resources

Our primary sources of liquidity are cash flows from operations, our cash balances and the new credit facility we entered into to replace our old credit facility as described below under “—New Credit Facility”. Our primary liquidity needs are for working capital, income taxes, capital expenditures, insurance collateral in the form of cash and letters of credit, cost and equity investee funding requirements and debt service. We also evaluate opportunities for strategic acquisitions and investments from time to time, which may require our use of cash.

We anticipate that funds generated from operations, borrowings from the new credit facility and cash flow from operations will be sufficient to meet our working capital requirements, required income tax payments, debt service obligations, anticipated capital expenditures, cost and equity investee funding requirements, insurance collateral requirements, earn-out obligations, and letter of credit needs for at least the next twelve months.

Capital Expenditures

For the year ended December 31, 2017, we incurred approximately $18.3 million of equipment purchases under capital lease and other financing arrangements. We estimate that we will spend approximately two percent of revenue for capital expenditures for 2018 and 2019. Actual capital expenditures may increase or decrease in the future depending upon business activity levels, as well as ongoing assessments of equipment lease versus buy decisions based on short and long-term equipment requirements.

Working Capital

We require working capital to support seasonal variations in our business, primarily due to the effect of weather conditions on external construction and maintenance work and the spending patterns of our customers, both of which influence the timing of associated spending to support related customer demand. Our business is typically slower in the first quarter of each calendar year. Working capital needs are generally lower during the spring when projects are awarded, and we receive down payments from customers. Conversely, working capital needs generally increase during the summer or fall months due to increased demand for our services when favorable weather conditions exist in many of the regions in which we operate. Conversely, working capital needs are typically lower and working capital is converted to cash during the winter months. These seasonal trends, however, can be offset by changes in the timing of projects, which can be affected by project delays or accelerations and/or other factors that may affect customer spending.

Generally, we receive 5% to 10% cash payments from our customers upon the inception of the projects. Timing of billing milestones and project close-outs can contribute to changes in unbilled revenue. As of December 31, 2017, substantially all of our costs in excess of billings and earnings will be billed to customers in the normal course of business within the next twelve months. Accounts receivable balances, which consist of contract billings as well as costs and earnings in excess of billings and retainage, decreased to $79.6 million as of December 31, 2017 from $84.1 million as of December 31, 2016, due primarily to lower levels of revenue, timing of project activity, and collection of billings to customers.

Our billing terms are generally net 30 days, and some of our contracts allow our customers to retain a portion of the contract amount (generally, from 5% to 10%) until the job is completed. As part of our ongoing working capital management practices, we evaluate opportunities to improve our working capital cycle time through contractual provisions and certain financing arrangements. Our agreements with subcontractors often contain a ‘‘pay-if-paid’’ provision, whereby our payments to subcontractors are made only after we are paid by our customers.

Sources and Uses of Cash

Sources and uses of cash are summarized below (in thousands):

	For the years ended December 31,
	2017	2016	2015
Net cash (used) provided by operating activities	$(9,109)	$53,591	$(5,617)
Net cash (used) provided in investing activities	$(3,508)	$(3,000)	$352
Net cash (used) provided by financing activities	$(4,113)	$(29,617)	$8,541

Year Ended December 31, 2017 and 2016

Operating Activities.   Net cash used in operating activities for the year ended December 31, 2017 was ($9.1) million, as compared to net cash provided by operating activities of $53.6 million over the same period in 2016. The decrease of cash flow from operations in the year ended 2017 was driven by lower operating income from continuing operations of $22.1 million and a reduction of $48.0 million of accounts payable, and billings in excess of costs and estimated earnings on uncompleted contracts, offset by $8.9 million of a decrease in accounts receivable. This was due to a decrease in overall wind energy construction in the U.S. in 2017 and decreased project activity.

Investing Activities.   Net cash used in investing activities increased by $0.5 million to ($3.5) million in the year ended December 31, 2017 from ($3.0) million over the same period in 2016. The primary driver for the increase in cash used in investing activities is related to company owned life insurance.

Financing Activities.   Net cash used in financing activities for the year ended December 31, 2017 was $(4.1) million, as compared to $(29.6) million of cash used in financing activities for the same period in 2016, for a decrease in net cash used in financing activities of approximately $25.5 million. The primary decrease in cash used in financing activities is related to $33.7 million of proceeds received from the line of credit in the current year compared to $27.9 million of repayments in the prior year, offset by $34.7 million of distributions to parent and increased payments on capital lease obligations for equipment.

Years Ended December 31, 2016 and 2015

Operating Activities.    Net cash provided by operating activities for the year ended December 31, 2016 was $53.6 million, as compared with cash used in operating activities of ($5.6) million over the same period in 2015. The increase of $59.2 million of net cash provided by operating activities in the year ended 2016 was primarily related to an increase in net income of $93.7 million over the same period, offset by a reduction in accounts receivable related to increased project construction, with a corresponding increase in accounts payable and accrued liabilities for related materials purchased for these projects.

Investing Activities.   Net cash used in investing activities increased by $3.4 million to ($3.0) million in the years ended December 31, 2016 from cash provided from investing activities of $0.4 million over the same period in 2016. The increase for cash used in 2016 was primarily related to $2.8 million of assets purchased compared to $0.6 million in the prior year, coupled with a decrease of $0.9 million of proceeds collected for the year ended December 31, 2016 compared to December 31, 2015.

Financing Activities.   Net cash used in financing activities for the year ended December 31, 2016 was ($29.6) million, as compared to cash provided by financing activities of $8.5 million for the same period in 2015, for an increase in net cash used in financing activities of approximately $38.1 million. The increase in cash used in financing activities is primarily related to repayments of borrowings made on the old credit facility of $27.9 million for year ended 2016 compared to $11.4 million in 2015. This was coupled with a reduction of borrowings of $20.0 million of subordinated debt for year ended 2015.

Old Credit Facility

IEA, Seller and certain of their subsidiaries are co-borrowers under the old credit facility with Wells Fargo Bank, National Association, which was amended on January 20, 2017, with a maturity date of December 31, 2018. The old credit facility allows for aggregate revolving borrowings of up to $55.0 million, including letters of credit up to $15.0 million through December 31, 2018. As of December 31, 2017, IEA had $33.7 million outstanding under the old credit facility and $5.9 million of outstanding letters of credit. Interest on outstanding borrowings under the old credit facility was based on the prime rate. The borrowing rate under the old credit facility was 4.50% as of December 31, 2017. The interest rate on outstanding letters of credit was 2% per annum. The old credit facility also has an unused commitment fee of 0.35% per annum. For the year ended December 31, 2017, interest expense under the old credit facility was $0.5 million.

The old credit facility was fully guaranteed by Oaktree Power Opportunities Fund III, L.P. and Oaktree Power Opportunities Fund III (Parallel), L.P. and was secured by substantially all of the assets of Seller and its subsidiaries. IEA was in compliance with all required financial covenants as of December 31, 2017.

In connection with the Closing of the Business Combination, all outstanding indebtedness, if any, under the old credit facility was repaid or refinanced under the new credit facility described below under ‘‘—New Credit Facility’’ and the old credit facility was terminated.

New Credit Facility

At Closing, Merger Sub I, as initial borrower, IEA Services, as borrower, and its subsidiaries entered into the new credit facility with Bank of America, N.A., as administrative and collateral agent, and a syndicate of commercial lenders from time to time party thereto. IEA Intermediate Holdco, LLC, a recently formed intermediate holding company wholly owned by the post-combination company (‘‘Holdings’’), owns 100% of IEA Services and is also party to the new credit facility as a guarantor thereunder. The new credit facility initially provides for aggregate revolving borrowings of up to $50.0 million and a $50.0 million delayed-draw term loan facility, each maturing on the third anniversary of the Closing Date. The term loan may be drawn down for a period of two years following the Closing Date (in not more than four drawdowns) and matures three years following the Closing Date. Each draw under the term loan facility will be subject to quarterly amortization of principal, commencing on the last day of the first fiscal quarter ending after such draw, in an amount equal to 3.5% of the initial amount of such draw (the ‘‘Scheduled Amortization’’).

In addition to the Scheduled Amortization, and subject to exceptions and baskets, (a) 100% of all net cash proceeds, subject to reinvestment rights, from (i) sales of property and assets of Holdings and its subsidiaries (excluding sales of inventory and equipment in the ordinary course of business and other exceptions set forth in the loan documentation) and (ii) any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of Holdings and its subsidiaries and (b) 100% of all net cash proceeds from the issuance or incurrence of additional debt for borrowed money of Holdings and its subsidiaries not otherwise permitted under the loan documentation, are required to be applied to the prepayment of the new credit facilities in the following manner: first, to the term loan facility and, second, to the revolving credit facility (without a reduction of the commitments under the credit facilities).

With respect to any draw of the term loan facility, after giving effect to such draw on a pro forma basis: (i) the Consolidated Leverage Ratio (defined below under ‘‘Debt Covenants’’) must not exceed the amount that is 0.25:1.0 lower than the maximum Consolidated Leverage Ratio permitted in the definitive documentation for the new credit facility and (ii) IEA Services must have liquidity (defined as unrestricted cash and revolver availability) of at least $20.0 million.

On the Closing Date, $19.0 million was drawn under the revolving credit facility to refinance existing indebtedness (including replacing or backstopping existing letters of credit), pay transaction expenses and working capital overage.  After the Closing Date, the revolving credit facility may be used for working capital, capital expenditures and other lawful corporate purposes.

Obligations under the new credit facility are guaranteed by Holdings and each existing and future, direct and indirect wholly-owned material domestic subsidiary of Holdings other than IEA Services (together with IEA Services, the ‘‘Credit Parties’’), and are secured by all of the present and future assets of the Credit Parties, subject to customary carve-outs. Interest on the new credit facility will accrue at an interest rate of (x) LIBOR plus a margin of 3.00% or (y) an alternate base rate plus a margin of 2.00%.

We may from time to time after the Closing Date add one or more tranches of term loans to the credit facility (each an ‘‘Incremental Term Loan Facility’’) and/or increase the aggregate commitments under the revolving credit facility (a ‘‘Revolving Credit Facility Increase’’ and collectively with each Incremental Term Loan Facility, an ‘‘Incremental Facility’’) with consent required only from those Lenders that participate in such Incremental Facility; provided that, among other things, the aggregate principal amount of all Incremental Facilities may not exceed $25.0 million. No existing lender shall be under any obligation to provide any commitment to an Incremental Facility, and any such decision whether to provide a commitment to an Incremental Facility shall be in such Lender’s sole and absolute discretion.

Debt Covenants

We were in compliance with the provisions and covenants contained in our outstanding debt instruments as of December 31, 2017.

Under the new credit facility, we are subject to affirmative and negative covenants. Our financial covenants include (i) a Maximum Consolidated Leverage Ratio (defined as total funded debt / EBITDA), which may not exceed 3.00:1.0, and (ii) a Minimum EBITDA requirement of at least $35.0 million as of the end of each of our four fiscal quarter periods. Each of the covenants referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period, commencing with the first full fiscal quarter following the Closing Date.

In addition, Holdings and its subsidiaries are subject to affirmative covenants requiring (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (of any default, material adverse condition, ERISA event, material change in accounting or financial reporting practices); (iv) payment of tax obligations; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenants to guarantee obligations and give security; (xiii) compliance with environmental laws; and (xiv) further assurances.

Holdings and its subsidiaries are subject to negative covenants including restrictions (subject to certain exceptions) on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations) (provided that the loan documents will permit, among other items, indebtedness under the Incremental Facility); (iii) investments (including loans, advances and acquisitions); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions and share repurchases (provided, that the loan documents shall permit) (x) distributions to Holdings or any of its subsidiaries, (y) tax distributions and (z) certain other distributions by Holdings (including distributions for customary public company expenses and distributions for payments on preferred equity of the post-combination company subject to terms and conditions set forth in the loan documentation); (vii) changes in the nature of the business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) capital expenditures, provided that (A) unfinanced capital expenditures will be permitted in an aggregate amount up to $20.0 million per annum and (B) unlimited financed capital expenditures, subject to pro forma compliance with the Company’s financial covenants; (xii) amendments of organizational documents; (xiii) changes in accounting policies, reporting practices, fiscal year, legal name, state of formation or form of entity; (xiv) sale and lease-back transactions; (xv) payment of credit support, advisory and similar fees to affiliates; (xvi) ownership of subsidiaries; (xvii) sanctions and (xviii) use of proceeds in violation of anti-corruption laws.

Contractual Obligations

The following table sets forth our contractual obligations and commitments for the periods indicated as of December 31, 2017 on a pro forma basis giving effect to the replacement of our old credit facility outstanding as of the Closing of the Business Combination.

	Payments Due by Period (in thousands)
Contractual Obligations (dollars in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Capital leases(1)	$23,689	$6,874	$16,815	$—	$—
Operating leases(2)	16,277	1,683	2,941	2,015	9,638
Line of credit (3)	43,000	—	43,000	—	—
Total	$82,966	$8,557	$62,756	$2,015	$9,638

(1)            IEA has obligations, exclusive of associated interest, under various capital leases for equipment totaling $20.6 million at December 31, 2017.  The gross property under these capitalized lease agreement at December 31, 2017, amounted to a net total of $24.2 million.

(2)            IEA leases real estate, vehicles, office equipment, and certain construction equipment from unrelated parties under non-cancelable leases. Lease terms range from month-to-month to terms expiring through 2038.

(3)            IEA entered into the new credit facility upon the Closing of the Business Combination.  The new credit facility provides for aggregate revolving borrowings of up to $50.0 million and a $50.0 million delayed-draw term loan facility, each maturing on the third anniversary of the Closing Date.

As of December 31, 2017, and December 31, 2016, IEA is contingently liable under a letter of credit agreement with a financial institution in the amount of $5.9 million and $3.1 million, respectively, related to projects.

For detailed discussion and additional information pertaining to our debt instruments, see Note 8— Debt in the notes to IEA’s audited consolidated financial statements, included in this Current Report on Form 8-K as Exhibit 99.4.

Off-Balance Sheet Arrangements

As is common in our industry, we have entered into certain off-balance sheet arrangements in the ordinary course of business. Our significant off-balance sheet transactions include liabilities associated with non-cancelable operating leases, letter of credit obligations, surety and performance and payment bonds entered into in the normal course of business, self-insurance liabilities, liabilities associated with multiemployer pension plans, liabilities associated with certain indemnification and guarantee arrangements. See Note 11—Commitments and Contingencies in the notes to IEA’s audited consolidated financial statements, included in this Current Report on Form 8-K as Exhibit 99.4, for discussion pertaining to our off-balance sheet arrangements. See Note 2—Summary of Significant Accounting Policies and Note 15—Related Parties in the notes to IEA’s audited consolidated financial statements, included in this Current Report on Form 8-K as Exhibit 99.4, for discussion pertaining to certain of our investment arrangements.

Recently Issued Accounting Pronouncements

See Note 2—Summary of Significant Accounting Policies in the notes to IEA’s audited consolidated financial statements, included in this Current Report on Form 8-K as Exhibit 99.4.

Quantitative and Qualitative Disclosures About Market Risk

Credit Risk

We are subject to concentrations of credit risk related to our net receivable position with customers, which includes amounts related to billed and unbilled accounts receivable and costs and earnings in excess of billings (‘‘CIEB’’) on uncompleted contracts net of advanced billings with the same customer. We grant credit under normal payment terms, generally without collateral, and as a result, we are subject to potential credit risk related to our customers’ ability to pay for services provided. This risk may be heightened if there is depressed economic and financial market conditions. However, we believe the concentration of credit risk related to billed and unbilled receivables and costs and estimated earnings in excess of billings on uncompleted contracts is limited because of the diversity of our customers.

Interest Rate Risk

Borrowings under the old credit facility and certain other borrowings are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. There was an outstanding balance of $33.7 million on the old credit facility as of December 31, 2017 and no outstanding balance as of December 31, 2016. As of December 31, 2017, we had no derivative financial instruments to manage interest rate risk.

Foreign Currency Risk

Prior to discontinuing our Canadian operations in 2014, which were substantially wound down in 2016, we were exposed to foreign currency risk related to our operations in Canada. Revenue generated from foreign operations is less than 5% of our total revenue for the year ended December 31, 2017. Revenue and expense related to our foreign operations are, for the most part, denominated in the functional currency of the foreign operation, which minimizes the impact that fluctuations in exchange rates would have on net income or loss. We are subject to fluctuations in foreign currency exchange rates when transactions are denominated in currencies other than the functional currencies. Such transactions were not material to our operations in the year ended December 31, 2017. Translation gains or losses, which are recorded in other comprehensive income or loss, result from translation of the assets and liabilities of our foreign subsidiaries into U.S. dollars.

JOBS Act

Following the Business Combination, the post-combination company will continue to qualify as an ‘‘emerging growth company’’ as defined in the JOBS Act, enacted on April 5, 2012. Section 102 of the JOBS Act provides that an ‘‘emerging growth company’’ can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Subject to certain conditions set forth in the JOBS Act, the combined company will not be required to, among other things, (1) provide an auditor’s attestation report on our systems of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply until the combined company no longer meets the requirements of being an emerging growth company. The post-combination company will remain an emerging growth company until the earlier of (a) the last day of the fiscal year (i) following July 12, 2021, the fifth anniversary of the completion of the Company’s IPO, (ii) in which the post-combination company has total annual gross revenue of at least $1.07 billion or (iii) in which the post-combination company is deemed to be a large accelerated filer, which means the market value of its common stock that is held by non-affiliates exceeds $700 million as of the last business day of its prior second fiscal quarter, and (b) the date on which the post-combination company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.